Exhibit 99.1

ConforMIS Reports Preliminary Fourth Quarter and Year-End 2017 Revenue Results; Provides 2018 Financial Guidance

ConforMIS to Host Fourth Quarter and the Year Ended 2017 Financial Results Conference Call and Webcast on February 7, 2018
BILLERICA, Mass., January 8, 2018 (GLOBE NEWSWIRE) -- ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today preliminary, unaudited, revenue results for the fourth quarter and the year ended December 31, 2017.
Expected Q4 Summary:

•	Total revenue of approximately $20.8 million, down 4% year-over-year on a reported basis and 5% on a constant currency basis

•	Product revenue of approximately $20.5 million, down 4% year-over-year on a reported basis and 5% on a constant currency basis

o	U.S. product revenue of approximately $17.7 million, consistent year-over-year

o	Rest of World product revenue of approximately $2.8 million, down 24% year-over-year on a reported basis and 29% year-over-year on a constant currency basis
Expected 2017 Summary:

•	Total revenue of approximately $78.1 million, down 2% year-over-year on a reported and constant currency basis

•	Product revenue of approximately $77.1 million, down 2% year-over-year on a reported and constant currency basis

o	U.S. product revenue of approximately $64.4 million, up 3% year-over-year

o	Rest of World product revenue of approximately $12.7 million, down 23% year-over-year on a reported basis and 22% year-over-year on a constant currency basis
These preliminary results are being provided in advance of the Company's presentation at the 36th Annual J.P. Morgan Healthcare Conference at the Westin St. Francis Hotel in San Francisco. Mark Augusti, the Company’s President and Chief Executive Officer, will present at the conference at 2:00 p.m. PT on Wednesday, January 10, 2018.
“We expect to achieve the high end of our revenue guidance and are pleased with the Company’s performance to close out our fiscal year,” said Mr. Augusti.
The preliminary unaudited revenue results described in this press release are estimates only and are subject to revision. The Company will report its full financial results, including gross margin, for the fourth quarter and the year ended 2017 on February 7, 2018.

2018 Financial Guidance

For the full year 2018, the Company expects total revenue in a range of $79.6 million to $83.6 million. The Company's 2018 revenue guidance assumes the following:

•	Product revenue in a range of $79 million to $83 million, representing year-over-year growth of 2% to 8% on a reported basis and 2% to 7% on a constant currency basis.

•	Royalty revenue of approximately $0.6 million related to ongoing patent license royalty payments.
For the full year 2018, the Company expects total gross margin in a range of 44% to 46%.
Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.

Earnings Conference Call Details

The Company will release full results for the fourth quarter and the year ended December 31, 2017 via conference call on Thursday, February 7, 2018 at 4:30 p.m. Eastern Time.

The conference call releasing full quarterly and year end results will be hosted by Mark Augusti, President and Chief Executive Officer and Paul Weiner, Chief Financial Officer.

To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 4065099 or listen to the webcast in the investor relations section of the Company's website at ir.conformis.com. The online archive of the webcast will be available on the Company's website for 30 days.
About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 420 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.
Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release about our future expectations, plans and prospects, including statements about our financial position and results, total revenue, product revenue, gross margin, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598